Use these links to rapidly review the document
TABLE OF CONTENTS

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Clayton Williams Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CLAYTON WILLIAMS ENERGY, INC.
Six Desta Drive, Suite 6500
Midland, Texas 79705

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, May 22, 2003

To Our Stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Clayton Williams Energy, Inc., to be held at our corporate offices in the ClayDesta Center, Six Desta Drive, Suite 6500, Midland, Texas, at 10:00 A.M. local time on Thursday, May 22, 2003, for the following purposes:

  1.
  To elect two directors for a term of three years, such term to continue until the Annual Meeting of Shareholders in 2006 and until each director's successor is duly elected and qualified;

  2.
  To ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2003; and

  3.
  To transact such other business as may properly come before the meeting.

Holders of record of our common stock at the close of business on March 31, 2003 will receive notice of and be entitled to vote at the meeting and any adjournment(s) thereof. Voting Rights are described in more detail in the attached Proxy Statement. The list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder for any purpose relevant to the Meeting during normal business hours for ten days prior to the Meeting at the Company's offices. The list will also be available during the Meeting for inspection by stockholders.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ASK THAT YOU PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. IF PRESENT AT THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

Midland, Texas	By Order of the Board of Directors
April 23, 2003	Mel G. Riggs Secretary

TABLE OF CONTENTS

PROXY STATEMENT
Proposal No. 1—Election of Two Directors
Proposal No. 2—Ratification of Appointment of Independent Auditors
Information Concerning Board of Directors and Board Committees
Executive Compensation
Report of the Compensation Committee
Compensation Committee Interlocks and Insider Participation
Report of the Audit Committee
Fees to KPMG LLP
Relationship With Independent Auditors
Information Concerning Security Ownership
Section 16(a) Beneficial Ownership Reporting Compliance
Certain Transactions and Relationships
Comparison of Cumulative Total Shareholder Return
Solicitation of Proxies
Receipt of Stockholder Proposals
Other Business

CLAYTON WILLIAMS ENERGY, INC.
Six Desta Drive, Suite 6500
Midland, Texas 79705

Proxy Statement

Annual Meeting of Stockholders
May 22, 2003

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Clayton Williams Energy, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 22, 2003 at 10:00 a.m. local time, at the Company's corporate offices at the ClayDesta Center, Six Desta Drive, Suite 6500, Midland, Texas, and any adjournments or postponements thereof (the "Annual Meeting").

        At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

  1.
  The election of two directors for a term of three years, such term to continue until the Annual Meeting of Stockholders in 2006 and until each such director's successor is duly elected and qualified;

  2.
  The ratification of the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2003; and

  3.
  Such other business as may properly come before the meeting and any adjournments or postponements thereof.

        The Notice of Annual Meeting, Proxy Statement and Proxy Card are being mailed to stockholders of the Company on or about April 23, 2003 in connection with the solicitation of proxies for the Annual Meeting. The persons named as proxies are L. Paul Latham and Mel G. Riggs.

VOTING RIGHTS

Voting Stock and Record Date

        The Board of Directors has fixed the close of business on March 31, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only holders of record of the Company's common stock, par value $.10 per share (the "Common Stock") at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 9,312,766 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

Quorum and Adjournments

        The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the stockholders of the Company entitled to vote who are present at the Annual Meeting have the power to adjourn the Annual Meeting, without notice other than an announcement at the Annual Meeting, until a quorum is present. At an adjourned meeting when a quorum is present in person or by proxy, any business may be transacted that might have been acted on at the original Annual Meeting.

Votes Required

        A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect each nominee as a director of the Company, and a majority of the votes cast is necessary to ratify the appointment of the independent auditors.

Broker Non-Votes and Abstentions

        Shares that reflect abstentions or "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. With respect to the election of a director, votes may be cast for or withheld from the nominee. Votes cast for the nominee will count as "yes" votes; votes that are withheld from the nominee will not be voted with respect to the director although they will be counted when determining whether there is a quorum. Broker non-votes will have no effect on the outcome of the election of director.

        Stockholders of the Company are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted "FOR" the election of the nominees for director listed in this Proxy Statement and "FOR" the ratification of the appointment of the independent auditors. It is not anticipated that any matters other than the election of directors and the ratification of the appointment of the independent auditors will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

Revocability

        Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary or Assistant Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Other Information

        The Annual Report to stockholders of the Company, which includes the Company's Annual Report on Form 10-K for the year ended December 31, 2002 is being mailed to stockholders of the Company concurrently with this Proxy Statement. Except where otherwise incorporated by reference, the Annual Report and Annual Report on Form 10-K are not a part of the proxy solicitation material.

This Proxy Statement is dated April 23, 2003

Proposal No. 1
Election of Two Directors

        The Board of Directors is composed of three classes of members. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy to vote to elect Stanley S. Beard and Mel G. Riggs as directors for three-year terms. Each of the nominees has consented to being named in the Proxy Statement and to serve, if elected, but if, for any reason, any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy.

        A stockholder may, by properly completing the enclosed Proxy Card, vote in favor of all nominees or withhold his or her votes as to all nominees or as to specific nominees. Directors will be elected by the affirmative vote of a plurality of the shares represented at the meeting in person or by proxy and entitled to vote on the election of directors. The Company's Certificate of Incorporation prohibits cumulative voting in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

With respect to the nominees for election, and directors continuing in office, information regarding age, positions with the Company or other principal occupations for the past five years, other directorships and the year each was initially elected a director of the Company is as follows. For information concerning the security ownership of each director, see "Information Concerning Security Ownership." There are no family relationships among the named persons except that Mr. Groner is a son-in-law to Mr. Williams.

Nominees for Election to the Board of Directors
For Three-Year Term Expiring in 2006

STANLEY S. BEARD, age 62, is a director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Beard has served as a director of the Company since September 1991. Mr. Beard has been an independent oil and gas operator for more than 20 years and has been involved in real estate development for more than 10 years.

MEL G. RIGGS, age 48, is Senior Vice President and Chief Financial Officer of the Company, having served in such capacities since September 1991. Mr. Riggs has served as a director of the Company since May 1994. See "Executive Compensation—Long-Term Incentive Plans."

Members of the Board of Directors Continuing in Office
Term Expiring in 2004

CLAYTON W. WILLIAMS, age 71, is Chairman of the Board, President, Chief Executive Officer and a director of the Company, having served in such capacities since September 1991. For more than the past five years, Mr. Williams has been the chief executive officer and director of (i) certain companies previously controlled by Mr. Williams which were consolidated into the Company in May 1993 in connection with the Company's initial public offering (the "Williams Companies"); and (ii) certain entities other than the Williams Companies which are controlled directly or indirectly by Mr. Williams (the "Williams Entities"). See "Certain Transactions and Relationships."

L. PAUL LATHAM, age 51, is Executive Vice President, Chief Operating Officer and a director of the Company, having served in such capacities since September 1991. Mr. Latham also serves as an officer and director of certain Williams Entities. See "Executive Compensation—Long-Term Incentive Plans."

Members of the Board of Directors Continuing in Office
Term Expiring in 2005

JERRY F. GRONER, age 40, is Vice President of Land and Lease Administration of the Company, having served in such capacity since 1994. Mr. Groner has served as a director of the Company since August 1999. See "Executive Compensation—Long-Term Incentive Plans."

ROBERT L. PARKER, age 79, is a director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Parker has served as a director of the Company since October 1991. Mr. Parker is Chairman of the Board of Parker Drilling Company, a publicly owned corporation providing contract drilling services, having served in such capacity for more than the past five years. He also serves as a director of Bank of Oklahoma Financial Corp.

JORDAN R. SMITH, age 68, is a director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Smith has served as a director of the Company since July 2000. Mr. Smith is President of Ramshorn Investments, Inc., a wholly owned subsidiary of Nabors Industries, having served in such capacity for more than the past five years. Mr. Smith has served on the Board of the University of Wyoming Foundation and the Board of the Domestic Petroleum Council, and is also Founder and Chairman of the American Junior Golf Association.

Proposal No. 2
Ratification of Appointment of Independent Auditors

        The Audit Committee of the Board of Directors has appointed KPMG LLP, independent certified public accountants, to audit the Company's financial statements for the fiscal year ending December 31, 2003. Arthur Andersen LLP had been the Company's auditors since its inception, but the Audit Committee voted to replace Arthur Andersen LLP with KPMG LLP in April 2002. See "Relationship with Independent Auditors."

        Ratification of the appointment of KPMG LLP will be effective upon receiving the affirmative vote of the holders of a majority of Common Stock present or represented by proxy and entitled to vote on this proposal. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, both an abstention and a broker non-vote would have the same legal effect as a vote against this proposal. If at least a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this proposal are not voted in favor of this proposal, the Audit Committee will consider the appointment of other auditors.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR 2003.

        Representatives of KPMG LLP are expected to be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Information Concerning Board of Directors
and Board Committees

        During 2002, compensation for non-employee directors consisted of an annual retainer fee of $10,000 plus a $7,500 fee for each Board meeting attended and a $1,000 fee for attending a committee meeting held on a day other than the same day of a Board meeting. As compensation for service on the Board, employee directors receive an annual fee of $5,000 plus a $2,500 fee for each Board meeting attended. The Board of Directors held seven meetings during 2002. All directors attended more than 75 percent of the aggregate of all meetings of the Board of Directors and the committees on which they served during 2002.

        The Board of Directors has two committees: The Audit Committee and the Compensation Committee. The primary functions of each are as follows:

        Audit Committee.    The Audit Committee reviews the professional services provided by independent public accountants and the independence of such accountants from management. This Committee also reviews the scope of the audit coverage, the annual financial statements and such other matters with respect to the accounting, auditing and financial reporting practices and procedures as it may find appropriate or as have been brought to its attention. During 2002, the Audit Committee met five times. For more detail on the Audit Committee, see "Report of the Audit Committee."

        Compensation Committee.    The Compensation Committee reviews and approves officers' salaries and administers the bonus, incentive compensation and stock option plans. The Committee advises and consults with management regarding benefits and significant compensation policies and practices. In addition, each member of the Compensation Committee serves as a trustee of each working interest trust created in 2001 for the benefit of certain officers and employees of the Company. See "Executive Compensation—Long-Term Incentive Plans." During 2002, the Compensation Committee met six times.

        All three non-employee directors serve on both committees of the Board.

        The Company has an Outside Directors Stock Option Plan in which only those directors who are not employed by the Company or any of its affiliates (collectively the "Outside Directors") are eligible to participate. A total of 86,300 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in capitalization resulting from stock splits, stock dividends and similar events. The plan provides that an option for 1,000 shares of Common Stock will be granted on January 1 of each calendar year to each Outside Director in office on that date. The plan further provides that (i) the exercise price of each option granted under the plan may not be less than the fair market value of Common Stock at the date of grant of such option, (ii) the exercise price must be paid in cash upon exercise of such option, (iii) options granted under the plan are immediately exercisable and expire not later than ten years from date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. In the event that a participant in the plan ceases to be an Outside Director, other than by reason of death, such participant may exercise an outstanding option at any time within 90 days after such termination. In the event of the death of a participant to whom any option has been granted pursuant to the plan, such option may be exercised by the legatees of such participant or by his personal representatives or distributees at any time within one year after his death. Each Outside Director received options under the plan covering 1,000 shares at option prices of $13.10 per share at January 1, 2002 and $12.14 per share at January 1, 2003. Such options are currently exercisable and expire in January 2012 and January 2013, respectively.

Executive Compensation

        The following table sets forth information with respect to the compensation of the Company's chief executive officer and each of the other five most highly compensated executive officers who received compensation in excess of $100,000 during 2002.

Summary Compensation Table

Long Term Compensation Awards
		Annual Compensation				Securities Underlying Options (#)(3)
Name and Principal Position							All Other Compensation ($)(4)(5)(6)
	Year	Salary($)(1)		Bonus($)(2)
Clayton W. Williams, Chairman of the Board, President and Chief Executive Officer	2002 2001 2000	$ $ $	495,000 495,000 472,500	$ $ $	436,250(7) 538,125 35,625	— 250,000 —	$ $ $	12,205 12,480 9,091
L. Paul Latham, Executive Vice President and Chief Operating Officer	2002 2001 2000	$ $ $	235,950 231,481 204,750	$ $ $	121,119 187,656 91,300	— — —	$ $ $	30,948 39,850 39,159
Mel G. Riggs, Senior Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	175,450 172,127 152,250	$ $ $	76,317 182,808 112,541	— — —	$ $ $	9,699 9,422 10,064
Jerry F. Groner, Vice President—Land and Lease Administration	2002 2001 2000	$ $ $	131,107 128,624 113,770	$ $ $	26,142 32,963 69,966	— — —	$ $ $	7,849 7,991 9,516
Patrick C. Reesby, Vice President—New Ventures	2002 2001 2000	$ $ $	160,000 152,500 110,119	$ $ $	4,444 81,667 8,781	— — —	$ $ $	7,234 7,712 6,481
T. Mark Tisdale, Vice President and General Counsel	2002 2001 2000	$ $ $	113,398 111,250 103,089	$ $ $	91,972 155,975 96,295	— — —	$ $ $	6,681 9,903 8,576

(1)
All of Mr. Williams' net salary for 2000, 2001 and 2002 was paid in the form of Common Stock in lieu of cash pursuant to the Company's Executive Incentive Stock Compensation Plan.

(2)
Amounts shown in this column include director's fees for Messrs. Williams, Latham, Riggs and Groner of $15,000 each for 2000, $17,500 each for 2001 and $22,500 each for 2002.

(3)
All amounts shown represent the number of shares covered by options granted under the Company's 1993 Stock Compensation Plan.

(4)
The amount shown in this column with respect to Mr. Latham for 2002 includes $18,823 of distributions made pursuant to two plans which were discontinued by the Williams Companies during 1991. Until such time, the Williams Companies assigned overriding royalty interests to certain employees to reward such employees with incentive compensation based on the results of drilling activities by the Williams Companies. Under this arrangement, the Williams Companies assigned overriding royalty interests in certain oil and gas leases to certain employees who were employed at the time of the execution of the lease. An individual employee's overriding royalty interest in a lease was determined at the discretion of the management of the Williams

  Companies. Employees receiving overriding royalty interests were entitled to receive revenues immediately upon the assignment thereof and such interests were not subject to forfeiture. The Williams Companies also granted selected employees working interests in certain of the oil and gas properties of the Williams Companies. Such working interests were deemed earned by and granted to such employees upon terms determined in the sole discretion of the management of the Williams Companies.

(5)
Amounts shown in this column for 2002 include premiums paid by the Company, pursuant to a term life insurance plan available to all full-time employees, on behalf of the following officers: Mr. Williams—$1,287; Mr. Latham—$1,980; Mr. Riggs—$1,980; Mr. Groner—$1,558; Mr. Reesby—$1,901; and Mr. Tisdale—$1,347.

(6)
Amounts shown in this column include contributions made by the Company pursuant to its 401(k) Plan & Trust on behalf of the following officers: Mr. Williams—$10,918; Mr. Latham—$10,145; Mr. Riggs—$7,719; Mr. Groner—$6,291; Mr. Reesby—$5,333; and Mr. Tisdale—$ 5,334.

(7)
In 2002, the Company paid Mr. Williams a bonus of $400,000, payable in 31,923 shares of Common Stock at a price of $12.53 per share, the market price of the Common Stock at the close of business on April 8, 2002.

        The Company has no employment agreements with any of its executive officers. Although Messrs. Williams and Latham devote a majority of their time to the Company, both of them are engaged in other business activities. Mr. Williams devotes a portion of his time to certain Williams Entities. Mr. Latham is also employed by and devotes a portion of his time to the business of certain Williams Entities. Both Messrs. Williams and Latham receive compensation from the Williams Entities which compensation is not borne, directly or indirectly, by the Company and does not relate to any services provided to the Company.

        All options in the "Summary Compensation Table" have been granted pursuant to the Company's 1993 Stock Compensation Plan which provides for the grant of non-qualified options to officers, directors (other than Outside Directors), employees and advisors of the Company or a subsidiary of the Company. A total of 1,798,200 shares of Common Stock is authorized and reserved for issuance under the plan subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The Compensation Committee has the sole authority to interpret the plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of options to be granted under the plan; provided that (i) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock at the date of grant of such option, (ii) the exercise price must be paid in cash upon exercise of such option, (iii) no option may be exercisable more than ten years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. No option is exercisable after an optionee terminates his relationship with the Company or a subsidiary of the Company, subject to the right of the Compensation Committee to extend the exercise period for not more than 90 days following the date of termination of an optionee's employment. If an optionee's employment is terminated by reason of disability, the Compensation Committee has the authority to extend the exercise period for not more than one year following the date of termination of the optionee's employment. If an optionee dies and has not fully exercised options granted under the plan, such options may be exercised in whole or in part within 90 days of the optionee's death by the executors or administrators of the optionee's estate or by the optionee's heirs. The vesting period, if any, specified for each option will be accelerated upon the occurrence of a change of control or a threatened change of control of the Company.

Table of Aggregated Option Exercises in 2002 and Option Values as of December 31, 2002

			Number of Securities Underlying Unexercised Options at December 31, 2002 (#)		Value of Unexercised In-the-Money Options at December 31, 2002 ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Clayton W. Williams	—	$—	559,250	—	$745,108	$—
L. Paul Latham	—	$—	7,810	2,040	$51,858	$13,546
Mel G. Riggs	—	$—	6,188	1,700	$41,088	$11,288
Jerry F. Groner	—	$—	7,992	2,040	$57,172	$13,546
Patrick C. Reesby	—	$—	7,754	340	$51,487	$2,258
T. Mark Tisdale	—	$—	3,760	340	$27,216	$2,258

(1)
The value of In-the-Money options was computed at $12.14 per share, which was the market price for the Common Stock on December 31, 2002.

Long-Term Incentive Plans

        After Payout Working Interest Trusts.    During 2001, the Company created six trusts from which officers and key employees of the Company, excluding Mr. Williams, will receive after-payout working interests in wells or groups of wells drilled by the Company subsequent to the formation of the trusts. The aggregate working interests assignable to the trusts range from 4% to 5% of the Company's working interest in the properties. Five of the six trusts are not expected to achieve payout and will be dissolved. One of the trusts, the East Texas/Austin Chalk Trust covering wells drilled in the Cotton Valley Reef Complex and the Austin Chalk (Trend), is expected to payout in 2003. Upon payout, the trust will be dissolved and the working interests held by the trust will be distributed to the participants. Based on estimates at December 31, 2002, using guidelines established by the SEC, proved oil and gas reserves attributable to the working interests assigned to this trust totaled 1.4 Bcfe, and the present value of their future net revenues, discounted at 10%, totaled $3.6 million. Reserves attributable to this trust have been excluded from the Company's reserve estimates included in the Company's 2002 Form 10-K.

        The following table sets forth certain information regarding the East Texas/Austin Chalk Trust for each officer named in the Summary Compensation Table who is a participant in the trust. There were no contributions to or distributions from the trust in 2002.

Name	Interest(1)
L. Paul Latham	5.16%
Mel G. Riggs	5.75%
Jerry F. Groner	19.43%
T. Mark Tisdale	1.24%

(1)
Represents each officer's ownership interest in the various after-payout working interests assigned to the trust.

        After Payout Working Interest Incentive Plan.    In lieu of the working interest trusts discussed above, the Compensation Committee of the Board of Directors, in September 2002, adopted an incentive plan for key employees and consultants, excluding Mr. Williams, who promote the Company's drilling and acquisition programs. Management's objective in adopting this plan is to further align the interests of the participants with those of the Company by granting the participants an after-payout working interest in the production developed, directly or indirectly, by the participants. The plan provides for the creation of a series of limited partnerships to which the Company, as general partner, contributes a portion of its working interest in wells drilled within certain areas, and the key employee and consultants, as limited partners, contribute cash. The Company pays all costs and receives all revenues until payout of its costs, plus interest. At payout, the limited partners receive 99% of all subsequent revenues and pay 99% of all subsequent expenses attributable to the partnerships' interests.

        In October 2002, the Company formed three limited partnerships pursuant to this plan and committed to contribute to the partnerships 5% of its working interests in all applicable wells. Applicable wells will include (i) wells purchased in the Romere Pass Unit in Plaquemines Parish, Louisiana in July 2002, (ii) the Cotropia Gas Unit #1, a Cotton Valley Reef Complex well in Robertson County, Texas which was in progress of being drilled at October 1, 2002, and (iii) wells drilled subsequent to October 1, 2002 in Louisiana and in Robertson, Burleson and Milam Counties, Texas.

        The following table sets forth certain information regarding the partnerships formed in 2002 for each officer named in the Summary Compensation Table who is a participant in any of the partnerships. There were no distributions from the partnerships in 2002.

Name	Interest(1)	Contributions
CWEI Cotton Valley I, L.P.
L. Paul Latham	6.67%	$67
Mel G. Riggs	6.67%	$67
Jerry F. Groner	16.85%	$169
T. Mark Tisdale	1.82%	$18
CWEI South Louisiana I, L.P.
L. Paul Latham	5.83%	$58
Mel G. Riggs	5.83%	$58
Jerry F. Groner	4.24%	$42
Patrick C. Reesby	28.61%	$286
T. Mark Tisdale	1.59%	$16
CWEI Romere Pass, L.P.
L. Paul Latham	12.72%	$133
Mel G. Riggs	12.72%	$133
Jerry F. Groner	2.31%	$24
Patrick C. Reesby	16.81%	$176
T. Mark Tisdale	10.41%	$109

(1)
Represents each officer's limited partner interest in the various working interests contributed to each partnership.

Report of the Compensation Committee

General

        The Compensation Committee consists of Messrs. Beard, Parker and Smith, all of whom are non-employee directors. The Committee establishes the salaries of all corporate officers, and administers the Company's incentive compensation plans other than the Outside Directors Stock Option Plan. The Committee also reviews with the Board of Directors its recommendations relating to the future direction of corporate compensation practices and benefit programs.

        The Compensation Committee has adopted a compensation policy which it believes to be a balance between fair and reasonable cash compensation and incentives linked to the Company's overall performance, taking into consideration compensation of individuals with similar duties who are employed by the Company's industry peers. The policy takes into account the cyclical nature of the oil and gas business, which may result in traditional performance standards being skewed due to erratic product prices. An analysis of the goals for the Company has resulted in a policy which places emphasis on increasing the Company's proved oil and gas reserves, coupled with maintaining an acceptable balance between the Company's overhead and profit margin. The Compensation Committee may award stock options, bonuses and units in incentive partnerships based upon the performance of the Company and efforts of individual officers.

Long-Term Compensation

        The Compensation Committee did not award any stock options or other stock-based incentives to officers of the Company during 2002, other than shares of Common Stock issued to Mr. Williams in lieu of cash salary and bonus under the Company's Executive Incentive Stock Compensation Plan. See "Compensation of the Chief Executive Officer."

        During 2002, the Compensation Committee adopted an incentive plan for key employees and consultants, excluding Mr. Williams, who promote the Company's drilling and acquisition programs. All officers, other than Mr. Williams, are eligible to participate in this plan at the discretion of the Compensation Committee. The plan provides for the creation of a series of limited partnerships to which the Company, as general partner, contributes a portion of its working interest in wells drilled within certain geographical areas. The Company pays all costs and receives all revenues until payout of its costs, plus interest. At payout, the participants, as limited partners, receive 99% of all subsequent revenues and pay 99% of all subsequent expenses attributable to the partnerships' interests. Three limited partnerships were formed pursuant to this plan on October 1, 2002, to which the Company committed to contribute 5% of its working interests in wells in the Romere Pass Unit, one in-progress well in the Cotton Valley Reef Complex area, and all wells drilled subsequent to October 1, 2002 in Louisiana and in Robertson, Burleson, and Milam Counties, Texas. The Compensation Committee believes that aligning a portion of the officers' long-term compensation to the performance of the Company's oil and gas properties is both a reward for the acquisition and development of such properties and incentive to manage the properties in a manner that will maximize the long-term success of the properties for both the Company and themselves.

Short-Term Compensation

        In January 2002, the Compensation Committee approved an increase in the salary of Mr. Lyon based on an increase in his responsibilities related to the marketing of the Company's rising levels of natural gas production.

        In June 2002, the Compensation Committee awarded cash bonuses to Messrs. Latham and Tisdale in connection with the favorable settlement of a dispute with an insurance company. In July 2002, the Compensation Committee awarded cash bonuses to Messrs. Latham, Riggs and Tisdale in connection with the sale of properties in Wharton County, Texas. The Committee believes that such bonuses serve both as a reward for performance and an incentive for future extraordinary performance in anticipation of such recognition. All officers also received Christmas bonuses relative to their annual salaries.

Compensation of the Chief Executive Officer

        The Compensation Committee did not change Mr. Williams' salary in 2002. Consistent with the compensation strategy and policies of recent years, Mr. Williams' salary continues to be paid in shares of Common Stock under the Company's Executive Incentive Stock Compensation Plan. The Committee continues to believe that payment of Mr. Williams' salary in shares of Common Stock assists in aligning Mr. Williams' interest with those of the other stockholders. In April 2002, the Committee awarded to Mr. Williams a bonus, also payable in Common Stock under the Executive Incentive Stock Compensation Plan, of $400,000 based on (i) the Company's performance in light of the prevailing economic conditions, (ii) the time, effort and leadership that Mr. Williams provides to the Company as its Chief Executive Officer, and (iii) compensation in the form of Common Stock as an incentive for Mr. Williams' continued effort and performance and to further align Mr. Williams' interests with those of other shareholders. Mr. Williams also received a Christmas bonus in 2002 relative to his annual salary.

        The Compensation Committee believes it has developed an appropriate structure within which to reward and motivate its officers as they build value for the Company's stockholders.

COMPENSATION COMMITTEE Stanley S. Beard Robert L. Parker Jordan R. Smith

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Beard, Parker and Smith. None of these committee members has or had a relationship with the Company that is or was required to be disclosed under the rules of the Securities and Exchange Commission.

Report of the Audit Committee

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the year ended December 31, 2002.

        The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which was filed as an Appendix to the Company's Proxy Statement for the annual meeting held May 16, 2001. Each of the members of the Audit Committee qualifies as an "independent" Director under the current listing standards of the National Association of Securities Dealers.

        In March 2003, the Audit Committee reviewed and discussed the Company's audited financial statements with management and representatives of KPMG LLP, the Company's independent accountants. Particular attention was paid to the selection, application and disclosure of the Company's critical accounting policies. The Audit Committee also discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee received written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, which relates to the accountants' independence from the Company and its entities, and discussed with KPMG their independence from the Company.

        Based on the review and discussions referred to above, the Audit Committee took the following actions:

  •
  Ratified management's selection, application and disclosure of critical accounting policies as set forth in the Company's audited financial statements for the year ended December 31, 2002;

  •
  Recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002.

  •
  Reviewed and assessed the adequacy of the Audit Committee Charter and determined that the Charter was adequate.

AUDIT COMMITTEE Robert L. Parker Stanley S. Beard Jordan R. Smith

Fees to KPMG LLP

Audit Fees

        KPMG LLP audited the consolidated financial statements of the Company for the year ended December 31, 2002 and reviewed the consolidated financial statements for the three interim quarters during 2002. For these services, the Company paid KPMG LLP $115,000, plus out-of pocket expenses of $11,240.

        KPMG LLP also audited the consolidated financial statements of the Company for the years ended December 31, 2000 and 2001, which financial statements had been previously audited by Arthur Andersen LLP. For these audit services, the Company paid KPMG LLP $175,000, plus out-of-pocket expenses of the $3,140.

Financial Information Systems Design and Implementation Fees

        KPMG LLP did not provide any services to the Company during 2002 related to financial information systems design and implementation.

All Other Fees

        During 2002, the Company incurred fees for professional services rendered by KPMG LLP totaling $1,000 for tax consulting services.

        The Audit Committee considered whether the provision of non-audit services is compatible with maintaining KPMG LLP's independence.

Relationship with Independent Auditors

        The Company dismissed Arthur Andersen LLP as the principal accounting firm engaged to audit the Company's financial statements, effective April 5, 2002. Arthur Andersen LLP had served as the Company's independent auditors since the Company's inception.

        The decision to change auditors was approved by the Audit Committee of the Board of Directors. The decision to dismiss Arthur Andersen LLP as the Company's auditors was primarily based upon certain adverse developments affecting the firm at the time, particularly a criminal indictment rendered against Arthur Andersen LLP, an uncertainty with respect to Arthur Andersen LLP's ability to continue to provide acceptable audit services and concerns expressed by the Securities and Exchange Commission following the criminal indictment.

        There were no disagreements between the Company and Arthur Andersen LLP relating to accounting principles, practices, financial statement disclosure or auditing scope or procedure during the two previous fiscal years and the subsequent interim period, and there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) during such periods. The decision to dismiss Arthur Andersen LLP as the Company's auditors was not related to that firm's past performance and services rendered to the Company. No report by Arthur Andersen LLP on the financial statements of the Company contained any adverse opinion or disclaimer or any qualification or modification as to uncertainty, audit scope or accounting principles.

        The Audit Committee of the Company engaged KPMG LLP in June 2002 to audit the Company's financial statements for 2002. Prior to the appointment of KPMG LLP in 2002, the Company had not consulted with KPMG LLP during the two previous fiscal years or during the subsequent interim reporting period from the last audit date of December 31, 2001, through and including the date of termination of Arthur Andersen LLP on April 5, 2002, regarding either the application of accounting principles or type of opinion KPMG LLP might issue on the Company's financial statements.

        The Audit Committee has appointed KPMG LLP as independent auditors to audit the Company's consolidated financial statements for 2003 and to perform review procedures on its quarterly financial statements. Stockholders of the Company are being asked to ratify this appointment at the Annual Meeting. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Information Concerning Security Ownership

        Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of Common Stock, either alone or jointly with others, are deemed to be beneficial owners. The following table sets forth certain information regarding the beneficial ownership of Common Stock based upon 9,316,364 shares outstanding as of April 7, 2003, by (i) each person who is the beneficial owner of 5 percent or more of the outstanding Common Stock (based upon copies of all Schedule 13Gs and 13Ds provided to the Company), (ii) each director of the Company and each nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all officers and directors of the Company as a group. Because the voting or dispositive power of certain shares listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table and the sharing of voting or dispositive power is described in the referenced footnote. The total number of shares of Common Stock of the Company listed below for directors and executive officers as a group eliminates such duplication. Unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to the shares listed opposite each of their names.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Clayton Williams Partnership, Ltd.(1)	3,881,109	41.7%
CWPLCO, Inc.(1)	3,881,109	41.7%
Clayton W. Williams(1)	4,997,424(2)	50.6%
State Street Research & Management Co. One Financial Center, 30th Floor Boston, MA 02111-2690	1,033,996(3)	11.1%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	769,400(4)	8.3%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	575,800(5)	6.2%
L. Paul Latham	13,040(6)	*
Mel G. Riggs	12,405(7)	*
Jerry F. Groner	38,665(8)	*
T. Mark Tisdale	10,629(9)	*
Patrick C. Reesby	15,182(10)	*
Stanley S. Beard	17,401(11)	*
Robert L. Parker	26,217(11)	*
Jordan R. Smith	3,400(11)	*
All officers and directors as a group (11 persons)	5,166,667(12)	52.0%

*
Less than 1 percent of the shares outstanding.

(1)
The mailing address of Clayton Williams Partnership, Ltd., CWPLCO, Inc. and Mr. Williams is Six Desta Drive, Suite 3000, Midland, Texas 79705. Clayton Williams Partnership, Ltd. and CWPLCO, Inc. are referred to collectively herein as the "Affiliated Holders". CWPLCO, Inc. is the sole general partner of Clayton Williams Partnership, Ltd. and holds, in its own capacity and on behalf of Clayton Williams Partnership, Ltd., voting and investment power over the shares shown for the Affiliated Holders. Mr. Williams shares voting and investment power with respect to the shares owned by the Affiliated Holders.

(2)
Consists of (a) an aggregate of 3,881,109 shares owned by the Affiliated Holders beneficially owned by Mr. Williams due to Mr. Williams' control of the Affiliated Holders, (b) 11,044 shares owned by Mr. Williams' wife, (c) 588 shares owned by a trust of which Mrs. Williams is the trustee, (d) 460,888 shares owned directly by Mr. Williams (including approximately 15,001 shares held in the Company's 401(k) Plan & Trust over which Mr. Williams exercises investment control), (e) 32,379 shares owned by three of Mr. Williams' children, (f) 49,179 shares in trusts of which Mr. Williams is the Trustee, (g) 5,749 shares in a trust for the benefit of Mr. Williams of which Mrs. Williams is the Trustee, (h) 5,988 shares owned by Mr. Williams' grandchildren for which Mrs. Williams is custodian, and (i) the right to acquire beneficial ownership through presently exercisable options to purchase 550,500 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

(3)
Represents shares owned by clients of State Street Research & Management Co. State Street Research & Management Co. disclaims beneficial ownership of all such shares.

(4)
Represents shares owned by clients of Wellington Management Company, LLP.

(5)
Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities owned by the Funds. All 575,800 shares of Common Stock reported in this table are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

(6)
Includes (a) 3,190 shares held in the Company's 401(k) Plan & Trust over which Mr. Latham exercises investment control and (b) the right to acquire beneficial ownership through presently exercisable options to purchase 9,850 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

(7)
Includes (a) 3,135 shares held in the Company's 401(k) Plan & Trust over which Mr. Riggs exercises investment control, (b) 1,382 shares over which Mr. Riggs exercises control under a Power of Attorney and (c) the right to acquire beneficial ownership through presently exercisable options to purchase 7,888 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

(8)
Includes (a) 3,549 shares held in the Company's 401(k) Plan & Trust over which Mr. Groner exercises investment control, (b) 20,535 shares owned by Mr. Groner's wife as her separate property, (c) 2,738 shares owned by Mr. Groner's children residing with him, and (d) the right to acquire beneficial ownership through presently exercisable options to purchase 8,207 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

(9)
Includes (a) 2,457 shares held in the Company's 401(k) Plan & Trust over which Mr. Tisdale exercises investment control and (b) the right to acquire beneficial ownership through presently exercisable options to purchase 3,100 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

(10)
Includes (a) 2,088 shares held in the Company's 401(k) Plan & Trust over which Mr. Reesby exercises investment control and (b) the right to acquire beneficial ownership through presently exercisable options to purchase 8,094 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

(11)
Includes the right to acquire beneficial ownership through presently exercisable options to purchase shares of Common Stock granted under the Outside Directors Stock Option Plan, as follows: Mr. Beard—9,000 shares; Mr. Parker—9,000 shares; and Mr. Smith—3,000 shares. See "Information Concerning Board of Directors and Board Committees."

(12)
Includes all rights of directors and executive officers to acquire beneficial ownership through presently exercisable options to purchase shares of Common Stock granted under the Outside Directors Stock Option Plan and the 1993 Stock Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to the rules and regulations promulgated under Section 16(a) of the Securities

Exchange Act of 1934 during and with respect to the Company's last fiscal year and upon certain written representations received by the Company, the Company is not aware of any failure by a reporting person of the Company to timely file reports required under Section 16(a).

Certain Transactions and Relationships

        The Company and the Williams Entities are parties to an agreement (the "Service Agreement") pursuant to which the Company furnishes services to, and receives services from, such entities. Under the Service Agreement, the Company provides legal, payroll, benefits administration, and financial and accounting services to the Williams Entities, as well as lease operating and technical services with respect to certain properties owned by the Williams Entities. The Williams Entities provide tax preparation services, tax planning services, and business entertainment to or for the benefit of the Company. The Company believes that the rates charged for the services to and from the Williams Entities are favorable to the Company. The following table summarizes the charges to and from the Williams Entities for the year ended December 31, 2002.

2002
(In thousands)
Amounts received from the Williams Entities:
Services	$248
Reimbursed expenses	631

$879

Amounts paid to the Williams Entities (a)	$525

  (a)
  The amounts paid to the Williams Entities include $370,000 of rents paid to the partnership discussed in the following paragraph.

        In May 2001, the Company invested approximately $1.6 million as a limited partner in a partnership that purchased and operates two commercial office buildings in Midland, Texas, one of which is the location of the Company's corporate headquarters. In addition, the Company loaned the partnership $100,000 against an unsecured note due in September 2002 and guaranteed up to $675,000 of partnership indebtedness. In August 2002, the partnership repaid the loan, and the Company was released from the guaranty. The Company's ownership interest in the partnership is 31.9% before payout (as defined in the partnership agreement) and 33.4% after payout. Substantially all of the partnership's indebtedness is non-recourse, and the Company is not liable for any indebtedness of the partnership. An affiliate of Mr. Williams serves as general partner of the partnership. Since the Company does not manage or control the operations of these buildings, the Company utilizes the equity method of accounting for its investment in this limited partnership.

        Robert C. Lyon, Vice President Gas Gathering and Marketing, has a 5% net profits interest with respect to the presently owned and future acquired gas gathering systems of the Company (including its subsidiaries). Generally, the Company's net profits from its gas gathering systems are computed in accordance with generally accepted accounting principles, except that the Company may charge against such profits an amount equal to its cost of funds on its net fixed assets after depreciation. If Mr. Lyon leaves the employment of the Company for any reason other than being discharged for cause, his net profits interest is reduced to 1.5% and terminates seven years after the cessation of his employment. In addition, Mr. Lyon also has the right to acquire 10% of the gas plants and systems of the Company by paying 10% of the acquisition or construction costs concurrently with the Company's payment of such costs. During 2002, Mr. Lyon's net profits interest totaled $61,792 and was paid during the quarter ended March 31, 2003.

Comparison of Cumulative Total Shareholder Return

        Set forth below is a chart comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock against the total return of the Nasdaq Stock Market's Market Index and a peer group for the period from December 31, 1997, to December 31, 2002. The peer group is composed of all the crude petroleum and natural gas companies with stock trading on the Nasdaq Stock Market's National Market System within SIC Code 1311, consisting of approximately 135 companies. The chart indicates the value, at the conclusion of each fiscal year from December 31, 1997 to December 31, 2002, of $100 invested at December 31, 1997 and assumes reinvestment of all dividends. The Company paid no dividends during this five-year period.

Date	Company	Nasdaq Market Index	Peer Group
12/97	100.00	100.00	100.00
12/98	66.67	141.04	80.10
12/99	78.75	248.76	97.85
12/00	180.00	156.35	124.30
12/01	87.33	124.64	114.05
12/02	80.93	86.94	121.59

Solicitation of Proxies

        This solicitation is being made by mail. After the initial solicitation, further solicitations of proxies may be made by telephone or oral communications by the Company's officers or employees, who will receive no extra compensation for making these communications. The Company will bear the entire cost of this solicitation, which will include reimbursement to brokerage houses, banks, and other fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

Receipt of Stockholder Proposals

        All stockholder proposals submitted for inclusion in the Company's proxy statement and form of proxy for the Annual Meeting of Stockholders of the Company to be held in 2004 must be received at the Company's principal executive offices, Six Desta Drive, Suite 6500, Midland, Texas 79705, Attention: Mel G. Riggs, by January 15, 2004. Such proposals must also comply with the applicable regulations of the Securities and Exchange Commission. Notice to the Company of all other stockholder proposals (not submitted for inclusion in the Company's proxy statement and form of proxy) for the 2004 Annual Meeting will not be considered timely unless received at the Company's principal executive offices as set forth above on or before March 31, 2004.

Other Business

        The Company knows of no other business to come before the meeting. If, however, other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.

By order of the Board of Directors, Mel G. Riggs Secretary
Dated: April 23, 2003

CLAYTON WILLIAMS ENERGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 22, 2003
10:00 A.M.

CLAYDESTA CENTER
Six Desta Drive, Suite 6500
Midland, Texas

Clayton Williams Energy, Inc. Six Desta Drive, Suite 6500 Midland, Texas 79705-5513	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2003.

The undersigned appoints L. Paul Latham and Mel G. Riggs, or either of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote on behalf of the undersigned all the shares of common stock of Clayton Williams Energy, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's corporate offices at ClayDesta Center, Six Desta Drive, Suite 6500, Midland, Texas on May 22, 2003 at 10:00 a.m., local time.

Should the undersigned be present and choose to vote at the Annual Meeting, and once the Company's Corporate Secretary is notified of the decision to terminate this proxy, then the power of the proxies will be terminated.

The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of the Annual Meeting and a Proxy Statement, both dated April 23, 2003, and a copy of the Company's 2002 Annual Report.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

        See reverse for voting instructions.

        Please detach here

        The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Stanley S. Beard 02 Mel G. Riggs	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Ratification of Appointment of KPMG LLP as Independent Auditors for the year ending December 31, 2003:	☐ For	☐ Against	☐ Abstain

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED. IF NO INSTRUCTION IS INDICATED, IT WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1, "FOR" ITEM 2, AND WITH AND IN ACCORDANCE WITH THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box Indicate changes below:	☐	Date _______________________________________

Signature(s) in Box
Please sign exactly as your name appears on this proxy card. When signing as attorney, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.